EXHIBIT (a)(1)(vi)

October 18, 2006

Dear Shareholders,

On October 17, 2006, Wendy’s International, Inc. (“Wendy’s,” the “Company,” “we,” and “us”) announced a tender offer providing shareholders with the opportunity to sell shares back to the Company. The Company intends to purchase up to 22,222,222 shares of our common stock from shareholders, in each case at a price within the range of $33.00 to $36.00 per share, in cash, less any applicable withholding taxes and without interest (the “Offer”).

Holders of common stock are invited to tender their shares of Company common stock (the “Shares”) to us through a procedure commonly referred to as a “modified Dutch Auction” tender offer. This procedure allows you to select the price within the range of $33.00 to $36.00 per Share at which you are willing to sell your Shares to us. On October 17, 2006, the last full trading day before we commenced the Offer, the last sale price of the Shares on the New York Stock Exchange at the close of the market was $34.57.

Based on the number of Shares tendered and the prices specified by our shareholders, we will determine the lowest single per Share price that will allow us to purchase up to 22,222,222 Shares (or such lesser amount of Shares as are properly tendered and not properly withdrawn). We will pay the selected price for all Shares tendered at or below that price. All Shares which you tender but which we do not purchase will be returned to you promptly after the expiration of the tender offer.

Any shareholder whose Shares are properly tendered directly to American Stock Transfer and Trust Company, the Depositary for the Offer, and purchased in the Offer will receive the net purchase price in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer.

Before mailing the Offer, our Board of Directors considered, with the assistance of management, our free cash flow, financial position and dividend policy, and the market price of our common stock, as well as our operations, strategy and expectations for the future. The Board of Directors believes the Offer represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. Shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them. We do not believe consummation of the Offer will impair our competitive ability or our business prospects. The Offer is an element of the Company’s overall plan to enhance shareholder value. If the Company is unable to purchase $800 million of shares pursuant to the Offer, it will consider, in its sole discretion, various other options, including, among other things, additional share repurchases.

However, neither we nor the Board of Directors, the Dealer Managers, the Information Agent or the Depositary (all of whom are identified in the enclosed Offer to Purchase and Letter of Transmittal) are making any recommendation to you as to whether to tender or refrain from tendering Shares or as to the purchase price or prices at which you may choose to tender your Shares. The Company’s executive officers and directors have indicated that they do not intend to tender any Shares in the Offer. You must make your own decision regarding whether to accept the Offer and, if so, how many Shares to tender and at what price.

The Offer is explained in detail in the Offer to Purchase and Letter of Transmittal. This letter is only a summary, and we encourage you to read these documents carefully before making any decision with respect to the Offer. The instructions on how to tender Shares are explained in detail in the accompanying materials.

To validly tender your Shares you must complete the Letter of Transmittal. Shareholders owning Shares through the Wendy’s Profit Sharing and Savings Plan (the “401(k) Plan”) will receive separate packets of information and must complete the 401(k) Plan Direction Form in order to tender Shares held in the 401(k) Plan. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your Shares for you.

The Offer will expire at 5:00 p.m., Eastern Standard Time, on Thursday, November 16, 2006, unless we extend the Offer. Questions and requests for assistance may be directed to Georgeson Inc., our Information Agent, J.P. Morgan Securities Inc., as Lead Dealer Manager, and Goldman, Sachs & Co., as Co-Dealer Manager, in each case at the telephone numbers and addresses set forth on the back cover of the Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover of the Offer to Purchase.

Yours truly,

KERRII B. ANDERSON

Chief Executive Officer

and President

SAFE HARBOR STATEMENT UNDER THE

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

Certain information in the Offer to Purchase, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

Importance of Locations. The success of the Company and its franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

Government Regulation. The Company and its franchisees are subject to various federal, state and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship. The Company’s financial results could also be affected by changes in applicable accounting rules.

Growth Plans. The Company plans to increase the number of systemwide restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.

The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, receipt of applicable permits and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.

International Operations. The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

Disposition of Restaurants. The disposition of Company-operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.

Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.

Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures as part of its strategic planning initiative. These transactions involve various inherent risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; and unanticipated changes in business and economic conditions affecting an acquired business.

In light of these risks, uncertainties and assumptions, we caution readers not to place undue reliance on any forward-looking statements. Except as required by the Commission’s regulations concerning amending our Schedule TO, we undertake no obligation to publicly update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise.

ADDITIONAL LEGAL INFORMATION:

This letter is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell Shares of Wendy’s Common Stock. The tender offer is being made only pursuant to the Offer to Purchase and the related materials that Wendy’s will distribute to its shareholders. Shareholders should read the Offer to Purchase and the related materials carefully because they contain important information. Shareholders will be able to obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that Wendy’s is filing with the Commission at the Commission’s website at www.sec.gov. Shareholders may also obtain a copy of these documents, without charge, from Georgeson Inc., the Information Agent for the tender offer, toll free at (866) 277-0928.